UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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Dorman Products, Inc.
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Notice of Annual Meeting of Shareholders
May 20, 2010

Dear Shareholder:

All shareholders of Dorman Products, Inc., a Pennsylvania corporation, are cordially invited to attend the Annual Meeting of Shareholders to be held at the law offices of Blank Rome LLP, One Logan Square, Philadelphia, Pennsylvania 19103 on Wednesday, May 20, 2010 at 8:30 a.m., Eastern Daylight Time, to consider and act upon the following matters:

•	Election of our six nominees as directors, each to serve for a term of one year to expire at the next annual meeting of shareholders and until his successor has been selected and qualified.

•	Ratification of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year.

•	Approval of the 2010 Executive Cash Bonus Plan.

•	Any other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record as of the close of business on March 19, 2010 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

The Notice of Internet Availability of Proxy Materials was mailed to our shareholders beginning on or about April 9, 2010.

Your vote is important.  Whether or not you attend the meeting, we urge you to vote promptly.
.
By Order of the Board of Directors

/s/ Thomas J. Knoblauch

THOMAS J. KNOBLAUCH
Vice President, General Counsel and
Assistant Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 20, 2010.

Our Notice, our proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 26, 2009 are available at www.stocktrans.com/eproxy/dorman2010.

Dorman Products, Inc.
3400 East Walnut Street
Colmar, Pennsylvania  18915

Proxy Statement

This proxy statement and accompanying proxy card are for the solicitation of proxies by the Board of Directors of Dorman Products, Inc., a Pennsylvania corporation (the terms “we”, “our”, “us”, and the “Company” refer to Dorman Products, Inc.), for our use at our Annual Meeting of Shareholders to be held on Wednesday, May 20, 2010 at 8:30 a.m., Eastern Daylight Time, and any adjournments of the Annual Meeting.  The Annual Meeting will be held at the law offices of Blank Rome LLP, One Logan Square, Philadelphia, Pennsylvania 19103.  This proxy statement is posted to the Internet at http://www.stocktrans.com/eproxy/dorman2010 and Notice of Internet Availability was mailed to our shareholders on or about April 9, 2010.

The Board of Directors has fixed the close of business on March 19, 2010 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and any adjournments of the Annual Meeting.  As of the close of business on March 19, 2010, there were 17,756 shares of the Company’s common stock outstanding, each of which is entitled to one vote.  All share information set forth in this proxy statement has been adjusted to reflect our two-for-one stock split in March 2005.

You can vote your shares in any of the following ways:

•	Via the Internet: Go to www.votestock.com and follow the instructions outlined on the secure Web site.

•	By telephone: Call toll free 1-866-578-5350 and follow the instructions provided on the recorded message.

•	In writing: Complete, sign and date your proxy card and return your proxy card by mail.

•
In person:  If you are a shareholder as of the close of business on the record date, you may vote in person at the Annual Meeting.  Please note that, if your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Meeting, you must obtain a proxy card issued in your name from that record holder.

If you vote via the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Daylight Time on May 19, 2010.

Proxies may be revoked at any time prior to being voted at the Annual Meeting by written notice to our Assistant Secretary or by attending the Annual Meeting and voting in person.  If you give us your completed proxy but do not specify how to vote, we will vote your shares: (i) “FOR” the election of our six nominees as directors; (ii) “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm; and (iii) “FOR” the approval of our 2010 Executive Cash Bonus Plan.  If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card will vote on these matters in accordance with their best judgment.

Presence at the Annual Meeting in person or by proxy of the holders of a majority of the Company’s common stock is necessary to constitute a quorum. If the meeting is adjourned for one or more periods aggregating at least 15 days due to the absence of a quorum, shareholders who are entitled to vote and who attend the adjourned meeting, even though they do not constitute a quorum as described above at the adjourned meeting, will constitute a quorum for the purpose of acting on any matter described in this proxy statement.

The director candidates who receive the most votes will be elected to fill the available seats on our Board of Directors. Approval of the other proposals requires the favorable vote of a majority of the votes cast. Only votes “for” or “against” such proposals count.   Abstentions and broker nonvotes count for quorum purposes but not for voting purposes.  Broker nonvotes occur on a matter when a bank, brokerage firm or other nominee is not permitted by applicable regulatory requirements to vote on that matter without instructions from the owner of the shares and no instruction is given.  Absent instructions from you, your broker may vote your shares on the ratification of the appointment of our independent registered public accounting firm, but may not vote your shares on the election of directors or approval of our 2010 Executive Cash Bonus Plan.  In addition, withhold votes in regard to the election of directors count for quorum purposes.

Governance of the Company

The Board of Directors

Our Board of Directors currently consists of seven members formed into four standing committees as more fully described below.  In March 2010, Mr. George L. Bernstein, a member of the Board since 1991 and currently our Audit Committee Chairman, informed us that he will not stand for re-election and will retire at the end of his current term.  Following Mr. Bernstein’s retirement, the Board will consist of six members.

Board Leadership and Risk Management

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board.  Currently, the Chairman of the Board, Richard N. Berman, also serves as our Chief Executive Officer.  The Board does not have a lead/presiding director.  We believe that our leadership structure is appropriate given our management structure and operational characteristics.

We have a relatively small board, a majority of which is independent.  Each independent director has direct access to our Chairman and Chief Executive Officer as well as other members of the senior management team.  We believe that having such direct access makes the appointment of a lead/presiding director and the separation of the principal executive officer and board chairman positions unnecessary.   In our view, the independent board members are capable of performing their duties without the expense and administrative layer associated with either the appointment of a lead/presiding director or the separation of the principal executive officer and board chairman positions.  The independent directors meet in executive session without management present at least quarterly.

The Board, directly and through its Committees, reviews management’s assessment of the major risks facing the Company, as well as the options and management’s plans for their mitigation, and monitors the adequacy and effectiveness of the Company’s risk management processes.  In addition, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s business strategy and operations.

Committees of the Board of Directors

At the Board’s regularly scheduled meeting in December 2009, the Board reconstituted its Compensation and Nominating Committee into two separate committees, a Compensation Committee and a Corporate Governance and Nominating Committee.  The Board now has four standing committees:  the Executive Committee, the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

Executive Committee.  From time to time, the Board may delegate to the Executive Committee the authority to supervise and direct certain matters involving the finances and business of the Company between meetings of the Board.  Currently, Richard N. Berman and Steven L. Berman serve on the Executive Committee.

Audit Committee.  The Audit Committee is responsible for reviewing reports of our financial results, audits and internal controls.  The Audit Committee selects our independent registered public accounting firm, reviews such firm’s procedures for ensuring their independence with respect to the services performed for us, approves all fees to be paid to the independent registered public accounting firm and pre-approves the professional services provided by the independent registered public accounting firm.  The responsibilities of the Audit Committee are further described in the Audit Committee Charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.dormanproducts.com.

As of the date of this Proxy Statement, George L. Bernstein (Chairman), John F. Creamer, Jr., Paul R. Lederer, Edgar W. Levin and Richard T. Riley serve on the Audit Committee.  Upon the end of Mr. Bernstein’s term, the Board expects to appoint Richard T. Riley as Audit Committee Chairman.  Each member of the Audit Committee, in the opinion of the Board of Directors, is independent as defined under the applicable Securities and Exchange Commission rules and the listing standards of the NASDAQ Global Stock Market.  The Board has determined that Mr. Bernstein and Mr. Riley each qualifies as an audit committee financial expert as defined by the rules of the Securities and Exchange Commission.

Compensation Committee.  The Compensation Committee is responsible for annually reviewing, approving and recommending to the Board of Directors for its approval, the compensation of our Chairman and Chief Executive Officer and all of our other executive officers and annually reviewing the compensation systems that are in place for the employees of the Company.  The Chief Executive Officer is not present during approval of his compensation.  The Compensation Committee administers our 2008 Stock Option and Stock Incentive Plan and our 401(k) Retirement Plan and approves participation in and all awards, grants and related actions under our equity and cash compensation plans and, if approved by our shareholders, will administer, approve all awards and certify payments under the 2010 Executive Cash Bonus Plan.  The responsibilities of the Compensation Committee are further described in the Compensation Committee Charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.dormanproducts.com.  As of the date of this Proxy Statement, George L. Bernstein, John F. Creamer, Jr., Paul R. Lederer, Edgar W. Levin (Chairman) and Richard T. Riley serve on the Compensation Committee.  Each member of the Compensation and Nominating Committee, in the opinion of the Board of Directors, is independent as defined under the applicable Securities and Exchange Commission rules, under the applicable listing standards of the NASDAQ Global Stock Market and qualifies as an “outside director” pursuant to Section 162(m) of the Internal Revenue Code of 1986 as amended.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee is responsible for evaluating and approving our plans, policies, programs, and principles with respect to corporate governance, especially as they relate to directors’ duties and responsibilities.  The Corporate Governance and Nominating Committee evaluates and reports to the Board of Directors on the performance and effectiveness of the Board to facilitate the directors fulfilling their responsibilities in a manner that serves the interest of our shareholders.

The Corporate Governance and Nominating Committee is also responsible for recommending qualified candidates to the Board for election as directors of the Company, and has recommended to the Board the slate of directors that the Board proposes for election by shareholders at the Annual Meeting.  The responsibilities of the Corporate Governance and Nominating Committee are further described in the Corporate Governance and Nominating Committee Charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.dormanproducts.com.

As of the date of this Proxy Statement, George L. Bernstein, John F. Creamer, Jr., Paul R. Lederer (Chairman), Edgar W. Levin and Richard T. Riley serve on the Corporate Governance and Nominating Committee.  Each member of the Corporate Governance and Nominating Committee, in the opinion of the Board of Directors, is independent as defined under the applicable Securities and Exchange Commission rules and under the applicable listing standards of the NASDAQ Global Stock Market.

Director Nomination Process

The Corporate Governance and Nominating Committee is responsible for, among other matters, annually presenting to the Board of Directors a list of individuals recommended for nomination for election as directors at the annual meeting of shareholders.  The Corporate Governance and Nominating Committee assists the Board of Directors in identifying, interviewing and recruiting candidates as necessary for the Board of Directors.  The Corporate Governance and Nominating Committee also has the authority as it deems appropriate to retain a search firm to identify and evaluate director candidates.

Before recommending a director, the Corporate Governance and Nominating Committee reviews his or her qualifications to determine whether the director candidate meets the qualifications described below.  In the case of an incumbent director, the Corporate Governance and Nominating Committee also reviews the director’s service to the Company during the past term, including the number of Board and committee meetings attended, quality of participation and whether the candidate continues to meet the qualifications for director as described below.  After completing this evaluation, the Corporate Governance and Nominating Committee makes a formal recommendation to the full Board of Directors as to election or re-election of the candidate.

Director Qualifications.   In order to be nominated for director, a director candidate must be a natural person at least eighteen (18) years of age.  In addition, director qualifications include, among other factors, capability, availability to serve, conflicts of interest and moral character.  Additional special criteria apply to directors being considered to serve on a particular committee of the Board of Directors.  For example, members of the Audit Committee must meet additional standards of independence and have the ability to read and understand our financial statements.

The Corporate Governance and Nominating Committee believes that the Board, as a whole, should include members who collectively bring the following strengths and backgrounds to the Board:

•	Experience as a Chief Executive Officer, President or principal of another company;
•	Senior-level experience in the automotive aftermarket or automotive parts industry generally or with companies that have similar business models;
•	Experience with overseas distribution operations;
•	Strengths in the functional areas of finance, corporate governance, financial statement analysis, business operations and strategic planning, and mergers and acquisitions.

The Corporate Governance and Nominating Committee uses a variety of methods to identify and evaluate nominees for director. Candidates may come to the attention of the Committee through current and former Board members, management, professional search firms (to whom we pay a fee), shareholders or other persons. The Committee evaluates candidates for the Board on the basis of the standards and qualifications set forth above, and, although the Company does not have a formal policy with regard to consideration of diversity, the Board seeks to achieve a diversity of strengths and backgrounds on the Board, particularly in the areas described above.

Director Candidates Nominated by Shareholders.  Under our Amended and Restated By-Laws, shareholders wishing to recommend to the Corporate Governance and Nominating Committee a candidate for director at our 2011 Annual Meeting of Shareholders may do so by submitting in writing such candidate’s name, in compliance with the procedures, and along with the other information required by our Amended and Restated By-Laws, to Secretary of the Company, 3400 East Walnut Street, Colmar, Pennsylvania 18915.

Meetings of the Board of Directors and Committees

During the fiscal year ended December 26, 2009, the Board of Directors held five meetings.  The Executive Committee did not hold any meetings, the Audit Committee held four meetings, the Compensation Committee held one meeting, and the Corporate Governance and Nominating Committee held one meeting.  Each director attended at least 75% of the meetings of the Board and Committees of which they were a member during fiscal year 2009.

Director Independence

The Board of Directors has determined that the following directors, constituting a majority of the members of the Board, are independent as defined in the applicable listing standards of the NASDAQ Global Stock Market and qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code:  George L. Bernstein, John F. Creamer, Jr., Paul R. Lederer, Edgar W. Levin and Richard T. Riley.  Under applicable Securities and Exchange Commission and NASDAQ Global Stock Market rules, the existence of certain “related party” transactions above certain thresholds between a director and the Company are required to be disclosed and may preclude a finding by the Board of Directors that the director is independent. During its review of director independence, there were no transactions or relationships between the Company and independent directors or any member of their immediate family (or any entity of which an independent director or an immediate family member is an executive officer, general partner or significant equity holder) which required disclosure.

Attendance at Annual Meeting of Shareholders

It is the policy of the Board of Directors that, absent sufficient cause, all of our directors attend our Annual Meeting of Shareholders.  All of our directors attended last year’s Annual Meeting of Shareholders.

Communication with the Board of Directors

Shareholders may communicate with the Board of Directors or any individual director by sending a letter addressed to the Board of Directors or the individual director c/o Thomas J. Knoblauch, Assistant Secretary, Dorman Products, Inc. at 3400 East Walnut Street, Colmar, Pennsylvania 18915.  All shareholder communications will be delivered to the director to whom such correspondence is addressed.

Proposal I – Election of Directors

Our Amended and Restated By-Laws provide that our business shall be managed by or under the direction of a Board of Directors of not less than two nor more than seven directors, which number shall be fixed from time to time by the Board of Directors.  As of the date of the Annual Meeting, the Board of Directors has fixed the number of directors at six.  The Board of Directors has determined that, as of the date of the Annual Meeting, four of the members of the Board are independent as defined in the applicable Securities and Exchange Commission rules and the applicable listing standards of the NASDAQ Global Stock Market.  Each of the six directors shall be elected at the Annual Meeting for a term that expires at the next annual shareholder’s meeting.  Each director shall hold office for the term for which he was elected and until his successor is selected and qualified.  Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the six nominees named below to constitute the entire Board of Directors.

Our Corporate Governance and Nominating Committee is responsible for recommending qualified candidates to the Board of Directors that the Board proposes for election by the shareholders.  All of the nominees are current directors of the Company and are nominated by the independent members of the Board of Directors.  All nominees were recommended to the Board by the Corporate Governance and Nominating Committee.  In the event any of the nominees shall be unable or unwilling to serve as a director, the persons named on the proxy intend to vote “FOR” the election of any person as may be nominated by the Board of Directors in substitution. The Company has no reason to believe that any of the nominees named below will be unable to serve as a Director if elected.

The following table sets forth certain information, as of the Record Date, as to each nominee for the office of director:

Name	Age	Position	Director Since
Richard N. Berman	53	Chairman of the Board of Directors and Chief Executive Officer	1978

Steven L. Berman	50	President, Secretary-Treasurer, and Director	1978

John F. Creamer, Jr.	79	Director	1995

Paul R. Lederer	70	Director	1998

Edgar W. Levin	77	Director	1991

Richard T. Riley	53	Director	2010

The following information about our directors is based, in part, upon information supplied by such persons.  Unless otherwise indicated, each individual has had the same principal occupation for more than five years.

Richard N. Berman has been Chairman of the Board of Directors and Chief Executive Officer of the Company since October 24, 2007.  Prior to that date, he served as Chairman of the Board of Directors, President and Chief Executive Officer since the Company’s inception in October 1978.

Steven L. Berman has been President, Secretary-Treasurer and a director of the Company since October 24, 2007.  Prior to that date he served as Executive Vice President, Secretary-Treasurer and a director of the Company since its inception in 1978.

Key Attributes, Experience and Skills:  Mr. Richard Berman and Mr. Steven Berman each has more than thirty years of experience in the automotive aftermarket industry and have been involved with the Company since its formation, including over 30 years in management of the Company.  Each has the requisite skills to serve in their respective executive capacities including particular skills and knowledge in marketing, finance, product development, vendor relations and strategic business management.  Mr. Richard Berman has the ability to connect industry trends, market events, strengths and weaknesses of competitors, the impact of new market entrants and the changing needs of customers to define a strategic path.  Mr. Steven Berman has similar abilities with respect to strategic planning and has demonstrated the ability to convert a high-level strategy into an executable game plan.

John F. Creamer, Jr. has served as a director since 1995.  Mr. Creamer is currently President of Distribution Marketing Services, Inc., a marketing consulting firm for the automotive aftermarket located in Phoenix, Arizona.  He is a former director and former vice chairman of the Board of Directors of Echlin Corporation, an automotive parts company, and past president of the Automotive Warehouse Distributors Association (AWDA).

Key Attributes, Experience and Skills: Mr. Creamer’s contribution to the Company’s Board comes from his 50 years of industry-related business experience with over 30 years in marketing consulting specifically in the automotive aftermarket as well as prior board experience with companies in the industry and service in management positions in industry groups.  Mr. Creamer is well known and highly regarded in the automotive aftermarket having received a variety of industry awards during his 50 year career.  His executive-level sales experience has made him an expert at analyzing product and marketing programs and their impact on long-term shareholder value.

Paul R. Lederer has served as a director since 1998.  Mr. Lederer is past Executive Vice President of Federal-Mogul Corporation, a global manufacturer of a broad range of non-discretionary parts primarily for automobiles, light trucks, heavy trucks, and farm and construction vehicles.  Prior to joining Federal-Mogul, Mr. Lederer was President and Chief Operating Officer of Fel-Pro Incorporated, a private manufacturer of gaskets and related products for the internal combustion engine, which was acquired by Federal-Mogul in 1998.  Before joining Fel-Pro, he was a consultant to several automotive parts companies.  Mr. Lederer is currently a director of O’Reilly Automotive, an automotive parts distributor and retailer.  Mr. Lederer had been a director of O’Reilly Automotive from April 1993 to July 1997 and was appointed again as director in 2001.  He currently serves as O’Reilly’s lead director, a position he has held since 2002.  Mr. Lederer is also a director of United Components, Inc., an automotive parts company, and Maximus, Inc., a provider of program management and consultative services to state and local governments.  He is a former director of Proliance International, Inc (ceased being a director in 2009).

Key Attributes, Experience and Skills: Mr. Lederer’s 20 plus years of executive experience in the Automotive Aftermarket makes him uniquely qualified to assess the Company’s strategies, goals, and objectives on behalf of its shareholders.  He has a high degree of business acumen which enables him to synthesize and connect broad market trends, industry trends, and evolving customer needs.

Edgar W. Levin has served as a director since 1991.  Mr. Levin has been President of Ed Levin Associates, a management consulting firm, located in Boynton Beach, FL, since 1989.  Prior to1989, he was Senior Vice President of Paramount Communications, Inc., a media and entertainment company and its predecessor, Gulf & Western Industries, a large conglomerate and major manufacturer of and distributor of automotive aftermarket parts .  Mr. Levin was a member of the Office of the Chairman at Paramount Communications.

Key Attributes, Experience and Skills: Mr. Levin is skilled at financial statement analysis and interpreting financial measures of performance.  He is well skilled in finance, operations, mergers and acquisitions, and strategic planning.  He has a thorough understanding of the market that we serve, our customers, operations, and our financial requirements.

Richard T. Riley was appointed to the Board in March 2010.  Mr. Riley will serve as Executive Chairman of LoJack Corporation until May 20, 2010 where he previously served as the Chairman and Chief Executive Officer from November 2006 until December 2008 and as its President and Chief Operating Officer from February 2005 until November 2006. Mr. Riley has served as a director of the LoJack Corporation since February 2005. Prior to joining LoJack Corporation, Mr. Riley served as an officer and director of New England Business Service, Inc., or NEBS, then a public company listed on the New York Stock Exchange. He served as President and Chief Operating Officer of NEBS from 2002 to 2003 and as President, Chief Executive Officer and Chief Operating Officer from 2003 to 2004. Prior to that, he served as a Senior Vice President of NEBS from 1998 to 2002, as President, NEBS Direct Marketing from 2001 to 2002, as President, Integrated Marketing Services from 2000 to 2001 and as President of Rapidforms (acquired by NEBS in 1997) from1992 to 2000. Mr. Riley served as a director of NEBS from 2002 to 2004.  He serves as a member of the Board of Directors of VistaPrint USA Incorporated, a publicly held printing and graphic arts business, and Micro-Coax, Inc., a privately held manufacturer of microwave and cable products.

Key Attributes, Experience and Skills:   Mr. Riley is an experienced leader in the automotive industry with a distinctive knowledge of the distribution channels in which the Company competes.  He draws his financial expertise from his experience as Audit Manager at Arthur Andersen & Co, his service as a Chief Financial Officer at Rapidforms, and his service as Audit Committee Chairman at VistaPrint and Micro-Coax.  He is skilled in finance, operations, mergers and acquisitions, and strategic planning.

None of the above nominees, except for Richard and Steven Berman who are brothers, are related to any other nominee or to any executive officer of the Company.

The Board Recommends a Vote “For” the Election of the Six Nominees listed above as Directors.

Director Compensation

The following table sets forth certain information regarding the annual and long-term compensation earned by or awarded to each non-employee director who served on our Board of Directors during the fiscal year ended December 26, 2009.  Directors who are our employees are not compensated for their services as directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(d)	(g)	(h)
George L. Bernstein	$55,400	$0	$0	$55,400
Edgar W. Levin	50,500	0	0	50,500
John F. Creamer, Jr.	50,000	0	0	50,000
Paul R. Lederer	50,000	0	0	50,000

(1)
No annual stock option grants were made as compensation for director services in 2009.  As of December 26, 2009, the aggregate number of option awards held by each of our non-employee directors is as follows:  George L. Bernstein – 52,000; Edgar W. Levin – 43,000; John F. Creamer, Jr. – 6,000; and, Paul R. Lederer – 30,000.

Each of our non-employee directors receives an annual retainer of $37,500 plus $1,500 for each Board of Directors meeting attended and $1,000 for each Committee meeting attended.  The Chairman of the Audit Committee receives an additional $1,350 for each Audit Committee meeting attended.  The Chairman of the Compensation Committee and Corporate Governance and Nominating Committee receives an additional $500 for each committee meeting attended.  Directors are eligible for participation in our equity incentive plans, although no option awards or restricted stock awards were granted to directors in fiscal year 2009.  We did not grant shares of stock to any of our Directors in fiscal year 2009 and have not  paid non-equity incentive plan compensation to our directors, nor do our directors participate in a Company-sponsored pension or deferred compensation plan.  As a result, columns relating to these items have been deleted from the table above.

Compensation Discussion and Analysis

Overview

In this “Compensation Discussion and Analysis” section, the terms “we,” “our,” “us,” and the “Committee” refer to the Compensation Committee of the Board of Directors.

This Compensation Discussion and Analysis focuses on the Committee’s compensation philosophy and objectives regarding executive compensation; our role and management’s role in establishing executive compensation; the components of our executive compensation program; and the process of setting executive compensation.  Our executive compensation program is designed to promote the successful implementation of our annual strategic plan as approved by the Board of Directors as well as long-term growth and profitability.

Executive Compensation Philosophy and Objectives

The two primary objectives of our executive compensation program are to attract and retain executive talent to help ensure our future success and to reward our executives for the successful achievement of corporate financial and other goals (i.e. “pay for performance”).  Our program creates an environment of shared risk between our executive officers and our shareholders by including equity based awards and cash compensation based on Company performance as part of our executive compensation program.  We believe that our “pay for performance” program should focus management’s attention on achieving both annual performance targets and profitable growth over a longer time period.  The program is designed to reward management for the achievement of both short and long term strategic objectives as established by the Board of Directors.

The executive compensation program should be substantial enough to attract and retain skillful and knowledgeable management while at the same time being mindful of our responsibility to control costs on behalf of our shareholders.  Our compensation philosophy reflects a commitment to compensate executives competitively with other companies in the industry while rewarding specific executives for achieving levels of operational excellence and financial returns that ensure positive short and long-term business performance and continual growth in shareholder value.  We believe that the overall compensation program must be competitive with other compensation programs within our industry in order to attract and retain the qualified individuals necessary to manage the Company and address the significant challenges faced by it.

We encourage our executives to think, act, and eventually become, shareholders through our equity based awards.  We intend the program to reward executives for taking well-measured risks with our capital in order to generate returns for our shareholders.  At the same time, we intend our executives to share in the potential downside if such investments result in poor performance.

We believe that total amounts of compensation should generally reflect an executive’s experience, skill, knowledge, responsibility and performance within our Company.  Amounts should typically increase with increases in an executive’s functional role and his or her ability to affect our  performance results.  As position and responsibility increase within the Company, a greater portion of the executive’s total compensation becomes performance based pay contingent upon the achievement of performance objectives.

The Committee’s Role in Establishing Executive Compensation

The Committee’s responsibilities are outlined in the Compensation Committee Charter.  We are responsible for annually reviewing, approving and recommending to the Board of Directors for its approval, the corporate goals and objectives relevant to the Chairman and Chief Executive Officer and for evaluating the performance of the Chairman and Chief Executive Officer in light of those goals and objectives. With respect to compensation, we are responsible for annually reviewing, approving and recommending to the Board of Directors for its approval, the compensation of the Chairman and Chief Executive Officer and the other executive officers of the Company.

The Committee annually reviews the compensation systems that are in place for the employees of the Company and also approves participation in and all awards, grants and related actions under our equity plans and administers the Employee Stock Purchase Plan and the 401(k) Retirement Plan.  In addition, the Committee annually reviews and approves and recommends to the Board of Directors for its approval, any executive employment agreements, severance arrangements, change in control arrangements, and any special or supplemental benefits, in each case as, when, and if appropriate.  If the 2010 Executive Cash Bonus Plan is approved by our shareholders, the Committee will administer such plan and will certify payments to participants under the plan in accordance with Section 162(m) of the internal Revenue Code, or the Code.

The Committee holds a meeting at least once each fiscal year, a portion of which is held in executive session without members of management present.  Prior to the meeting, the Chairman of the Committee meets with the General Counsel to establish a meeting agenda and the Committee will meet with the General Counsel and other outside advisors as needed.  We also meet with the Chief Executive Officer and with other senior members of management as needed.

In preparation for our December compensation committee meeting, the Committee reviews materials provided by management which management believes will be helpful in enabling us to perform our duties.  This material includes financial reports on year-to-date performance; reports on performance against goals and objectives approved by the Board of Directors; and reports on the current compensation levels of our executive officers including base salary, bonus and equity awards.

Neither the Company nor the Committee has retained a compensation consultant.  The Company periodically acquires reports of senior management compensation at companies that offer products similar to ours although the Company did not acquire such a report in connection with the fiscal 2009 executive compensation process.  Our most recent benchmarking report, acquired for fiscal 2007, included the following companies:  Keystone Automotive Industries, LoJack Corporation, Proliance International, Inc., Standard Motor Products, Inc., Tenneco Inc., and United Components Inc.

We review, on an annual basis, the performance of the Committee and the effectiveness of our compensation program in achieving the intended outcome.

Management’s Role in Establishing Executive Compensation

Management’s most important role in the executive compensation process is to work together with us to establish strategic plans and business performance targets and objectives against which management will be measured.  The Chief Executive Officer provides the Committee with his evaluations on the performance of the other executive officers and performance evaluations of certain other key employees, and recommends salary and bonus levels, and equity awards.

The Components of the Executive Compensation Program

Elements of compensation for our executives include base salary, bonus, performance-based cash compensation, equity incentive in the form of stock options and restricted stock awards, 401(k) plan participation, an employee stock purchase plan, perquisites and other benefits, and post-employment compensation.

Base Salary

The Committee establishes and approves annual base salaries for the Chief Executive Officer and, upon recommendation of the Chief Executive Officer, annual base salaries for all of the executive officers of the Company.  At times, in deciding the amount of annual base salaries, we take into consideration independent compensation studies prepared periodically on our behalf.  Although we do not believe in establishing base salaries only on the basis of benchmarking, we do believe that the use of benchmarking reports from time to time can be a useful salary evaluation tool.  We intend that overall compensation, including base salary, reflect the performance of each individual executive over time.  Base salaries are set at levels that we determine adequately reward and retain capable executives, including the Chief Executive Officer, without targeting any specific quartile of any compensation survey data for total compensation or any component of total compensation.  In establishing base salary, we consider the executive’s individual performance, the importance of and skills required in a particular executive position, and the executive’s total amount of experience.

Executive Bonus Plan for 2009

The executive officers named in the Summary Compensation Table were eligible to participate in the Executive Bonus Plan for fiscal year 2009, or the 2009 Executive Bonus Plan.  The 2009 Executive Bonus Plan had three components:  (i) an annual performance bonus, (ii) a three-year compounded growth performance bonus, and (iii) a discretionary bonus.  The annual performance bonus and the three-year compounded growth performance bonus are each based on the Company’s growth in pre-tax (pre-bonus) income subject to adjustment as described in the 2009 Executive Bonus Plan.  The Compensation Committee and the Board  believe that basing performance on pre-tax income focuses management’s attention on revenue growth, profitability and increase in market share which are key drivers in building shareholder value.

The amount of the annual performance bonus is equal to the executive officer’s eligible bonus amount, as set forth in the 2009 Executive Bonus Plan, multiplied by two times the percentage annual growth in our adjusted pre-tax income.  The eligible bonus amount for each of Richard N. Berman and Steven L. Berman is $520,000.  The eligible bonus amount for each of the other three participating executive officers is $280,000.  The three-year compounded growth performance bonus component is based on the Company’s growth in adjusted pre-tax income over the past  three years.  The participating officers will each receive a bonus payment of $50,000 if our compounded three-year growth in pre-tax income is between 5.0% and 10.0%, a payment of $100,000 if the pre-tax income increase is between 10.0% and 15.0% and a payment of $150,000 if the pre-tax income increase is greater than 15%.  No compounded growth performance bonus will be paid if the compounded three-year growth in pre-tax income is below 5.0%.  Fifty percent of an executive officer’s earned bonus pursuant to the annual performance bonus component and the three-year compounded growth performance component will be paid in the first quarter of the year following the year in which the bonus was earned; the remaining fifty percent is paid in four equal quarterly installments 180, 270, 360 and 450 days after the fiscal year end.  Unless otherwise approved by the Compensation Committee, the executive officer must be employed full-time on the scheduled date of payment to receive that portion of the bonus. For fiscal year 2009, the Compensation Committee resolved that the bonuses paid to the Chief Executive Officer and Chief Operating Officer under the 2009 Executive Bonus Plan were not subject to forfeiture.  Amounts earned under the Executive Bonus Plan relating to the annual performance bonus and the three-year compounded growth performance bonus by the named executive officers are included in the Summary Compensation Table under the column heading “Non-Equity Incentive Compensation.”

In addition, the Compensation Committee and the Board have the authority to award discretionary bonuses pursuant to the 2009 Executive Bonus Plan to executive officers based upon the executive officer’s contribution, responsibility and performance during the year.  The Committee considered the following factors in determining the amount of discretionary bonus payable for fiscal 2009: the Company’s overall performance in light of economic conditions, the executive’s contribution to the Company’s annual and long-term strategic objectives including maximizing shareholder value, the quality of the executive’s work, and the general success of the Company as may be measured in ways different from the performance criteria identified above.  In fiscal year 2009, the Company’s Chief Executive Officer and Chief Operating Officer began to execute the Company’s long term strategic objectives under very difficult economic conditions in the automotive parts business and the economy in general.  Amounts earned as discretionary bonuses by the named executive officers are included in the Summary Compensation Table under the column heading “Bonus.” Discretionary bonus amounts are paid in the first quarter of the year following the year in which the bonus was earned.

Equity Awards

Our equity compensation program is designed to provide the Committee the flexibility to award long-term equity compensation incentives from several types of equity-based awards.  We provide our executive officers with long-term incentives in the form of incentive or non-qualified stock options under our 2008 Stock Option and Stock Incentive Plan.  We are also able to grant awards of restricted shares to our executive officers.

We award stock options, and in the future may award restricted stock, to our Chief Executive Officer as determined by us and our other executive officers based upon the recommendation of the Chief Executive Officer, taking into consideration the responsibility of each executive officer, the financial performance of the Company and such other factors as we deem appropriate, consistent with our compensation philosophy.  However, we have not established specific target awards governing the receipt, timing or size of equity awards.  Thus, determinations with respect to the granting of stock options and restricted stock awards are subjective in nature.

401(k) Retirement Plan

Executive officers are entitled to participate in the Company’s 401(k) Retirement Plan and to receive a portion of the Company’s voluntary contribution in shares of the Company’s common stock in accordance with the 401(k) Plan.

The 401(k) Plan is administered by a third-party administrator and is available to all employees once they have met certain age and service requirements.  Individual accounts are maintained for the cash contributions made on behalf of each eligible employee and each eligible employee has a choice of investment options from among a variety of mutual funds and professionally managed accounts as to the contributions to his account.  There are two types of contributions to the 401(k) Plan:  (1) an employee can make a voluntary contribution of the employee’s compensation which we deduct from the employees normal compensation (legal limitations may restrict the maximum voluntary contribution by an employee in any given year); and (2) we may make discretionary contributions, in cash, common stock or a combination thereof, which is allocated among the participants based on the employee’s annual compensation compared to the total annual compensation of all eligible employees.

Benefits are payable at age 65 (normal retirement), total disability, death, or upon early employment termination.  There are vesting requirements for our contributions, but not for the employee’s voluntary contributions.  The vesting schedule provides for twenty percent vesting each year after one year of service, with one hundred percent vesting at six years or more.

For the fiscal year ended December 26, 2009, we contributed an amount equal to four percent of each eligible employee’s annual compensation (with certain limitations to highly compensated employees).  Our contribution was funded entirely in cash.

Employee Stock Purchase Plan

Executive officers are entitled to participate in the Company’s Employee Stock Purchase Plan subject to the restrictions and limitations in the Employee Stock Plan.  We believe that our executive officers should acquire a vested interest in our growth and earnings.  Under the Employee Stock Purchase Plan, employees may purchase shares of the Company’s common stock at a fifteen percent discount to the current trading price.

Post-Employment Compensation

We have entered into employment agreements and severance agreements described later in this proxy statement consistent with our efforts to attract and retain qualified executives.  We continue to compete for executive-level talent in an industry where employment agreements with change-in-control and termination payments, as well as severance plans or agreements, are typically provided to executives.  In addition, since we do not have employment agreements with our executives (except for the employment agreements discussed in this Proxy Statement below), we believe the severance agreements will encourage participating executives to remain in our employ and permit such individuals to remain focused on the Company’s strategic business objectives during the course of their employment by providing at least some relief from concerns related to job security.

As described in further detail later in this Proxy Statement, we have entered into employment agreements with Richard N. Berman and Steven L. Berman.  Assuming the termination of employment of these individuals as of December 26, 2009, Richard N. Berman and Steven L. Berman would each be entitled to three years of salary continuation equal to $529,973 per year payable in bi-weekly installments, an annual payment in lieu of bonus of $150,000 for three years, and health benefits continuation approximately equal to $12,000 per year for three years.  Total benefits would equal approximately $2,075,919 for each executive and would not begin until the date six months after their respective dates of termination.

As described in further detail later in this Proxy Statement, we have entered into severance agreements with Mathias J. Barton and Joseph M. Beretta pursuant to which each of them would receive six months salary continuation in the event of a termination of employment without cause.

We do not provide pension benefits, post-employment health coverage, non-qualified defined contribution or other deferred compensation plans to our executive officers other than as described in the individual employment and severance agreements discussed in this Proxy Statement.  Our employees, including our executive officers, are employees-at-will and as such do not have employment contracts with us, except in the case of Richard N. Berman and Steven L. Berman and employees of certain foreign subsidiaries.

Perquisites and Other Benefits

We annually review the perquisites that our executive officers receive.  Each executive officer receives an auto allowance.  All members of senior management are eligible to participate in our Company’s other benefits plans on the same terms as other employees.  These plans include medical and dental insurance, life insurance, the 401(k) Retirement Plan and the Employee Stock Purchase Plan.  Relocation benefits are generally reimbursed pursuant to our relocation benefits policy but may be individually negotiated on an as needed basis.

The Process of Establishing Executive Compensation

Our executive compensation evaluation process is continuous.  The Committee begins by reviewing and recommending to the Board of Directors for its approval the corporate goals and objectives for the Chief Executive Officer and other members of the senior management team.  This process includes open communications with the Chief Executive Officer regarding the sufficiency of the strategic plan and other performance targets.  Performance objectives for management for fiscal year 2009 were based on, among other things, growth in pre-tax income annually and over a three-year period.

Although we do not believe in setting compensation levels based on benchmarking, we do periodically acquire reports of senior management compensation at companies that offer products similar to ours.  We use these reports as one source of information, but not as a primary factor in setting executive compensation levels because no company that publicly reports executive compensation levels is similar to us in size and profitability.  We did not acquire a benchmarking report for the fiscal 2009 executive compensation process. Our most recent benchmarking report, acquired for fiscal 2007, included the following companies:  Keystone Automotive Industries, LoJack Corporation, Proliance International, Inc., Standard Motor Products, Inc., Tenneco Inc., and United Components Inc.

We also consider other relevant factors such as historical compensation amounts; competitive pay practices generally; relative compensation levels among our senior management team; and general economic conditions.  After considering our corporate goals and objectives along with all other relevant factors, we establish compensation levels for each of the senior executive officers.

Executive Compensation

The following table sets forth certain information regarding the annual and long-term compensation earned during our last three fiscal years by the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers whose aggregate salaries and bonuses exceeded $100,000 for services rendered in all capacities during the fiscal year ended December 26, 2009 (collectively referred to as the named executive officers).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (1) ($)	Total ($)
(a)	(b)	(c)	(d)	(f)	(g)	(i)	(j)
Richard N. Berman Chairman of the Board, Chief Executive Officer	2009 2008 2007	$529,973 514,370 499,500	$150,000 246,500 100,000	$0 0 0	$864,492 0 243,459	$21,800 21,200 9,000	$1,544,465 782,070 851,959

Steven L. Berman President, Secretary-Treasurer and Director	2009 2008 2007	529,973 514,370 499,500	150,000 246,500 100,000	0 0 0	864,492 0 243,459	21,800 9,200 9,000	1,544,465 770,070 851,959

Mathias J. Barton Senior Vice President, Chief Financial Officer	2009 2008 2007	306,940 297,520 273,017	0 77,000 25,000	0 0 0	534,726 0 154,170	9,800 9,200 9,000	841,666 383,720 461,187

Joseph M. Beretta Senior Vice President, Product	2009 2008 2007	287,174 265,065 270,689	0 52,000 0	0 0 0	534,726 0 154,170	9,800 9,200 9,000	821,900 326,265 433,859

Fred V. Frigo Senior Vice President, Operations	2009 2008 2007	244,630 237,380 230,587	0 26,000 0	0 0 0	534,726 0 154,170	9,800 9,200 9,000	779,356 272,580 393,757

(1)
Amounts shown for Richard N. Berman and Steven L. Berman include $12,000 in annual automobile allowances and $9,800 in estimated contributions to the Company’s 401(k) Plan.  Amounts shown for all other named executive officers include the estimated contribution to the Company’s 401(k) Plan on behalf of such named executive.  As part of the named executive officers’ annual compensation, we provide certain perquisites and other personal benefits, including an annual automobile allowance.  Perquisites and other personal benefits for each of the named executive officers other than Richard N. Berman are not included in the table since the total to each of such individuals did not exceed $10,000 in fiscal 2009 and 2008.

As noted in the column “Option Awards” above, we did not grant stock options or stock awards to our named executive officers during our last three fiscal years.  As a result, columns related to stock options and stock awards have been deleted from the table above.

Elements of compensation for our named executive officers include salary, bonus, equity incentive awards, non-equity incentive plan compensation and other perquisites.  The base salaries for fiscal year 2010 for the named executive officers were set by our Compensation Committee at the Compensation Committee meeting in December of 2009 at which time the Committee also approved the discretionary bonuses to be paid to certain of the named executive officers and the non-equity incentive plan compensation earned under the 2009 Executive Bonus Plan.  In March 2010, upon recommendation of the Compensation Committee and subject to the approval of our shareholders, the Board unanimously approved the 2010 Executive Cash Bonus Plan.  In March 2010, the Compensation Committee selected the participants eligible to receive awards under the 2010 Executive Cash Bonus Plan and approved the performance measures for each participant for fiscal year 2010.  No options were granted to our named executive officers in fiscal years 2009, 2008, or 2007.  Our executive compensation philosophy, process and programs are more fully discussed in the Compensation Discussion and Analysis section of this Proxy Statement.  As of December 26, 2009, we have not granted shares of restricted stock to our named executive officers.  Our named executive officers do not participate in a company-sponsored pension or deferred compensation plan.  As a result, columns relating to these items have been deleted from the table above.

Outstanding Equity Awards Value at 2009 Fiscal Year End

The following table includes certain information with respect to the value of all unexercised options previously awarded to the named executive officers named at December 26, 2009.

OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)		(d)	(e)	(f)
Richard N. Berman Chairman of the Board and Chief Executive Officer	-	-	(1)	-	-	-

Steven L. Berman Executive President Secretary-Treasurer and Director	-	-	(1)	-	-	-

Mathias J. Barton Senior Vice President, Chief Financial Officer	50,000 45,000 20,000	- - -	(2) (3) (4)	- - -	$1.50 5.08 12.48	7/8/2011 5/30/2013 1/3/2015

Joseph M. Beretta Senior Vice President, Product	94,400 20,000	- -	(5) (4)	- -	8.01 12.48	2/2/2014 1/3/2015

Fred V. Frigo Senior Vice President, Operations	20,000 10,000 40,000 20,000	- - - -	(6) (7) (8) (4)	- - - -	1.50 4.00 7.14 12.48	7/9/2011 6/30/2012 12/18/2013 1/3/2015

(1)	Richard N. Berman and Steven L. Berman have not received option awards.
(2)	These options vested in five equal annual installments beginning on July 9, 2002.
(3)	These options vest in five equal annual installments beginning on May 30, 2004.
(4)	These options vest in five equal annual installments beginning on January 3, 2005.
(5)	These options vest in five equal annual installments beginning on February 2, 2005.
(6)	These options vested in five equal annual installments beginning on July 9, 2001.
(7)	These options vested in five equal annual installments beginning on June, 20, 2002.
(8)	These options vest in five equal annual installments beginning on December 18, 2003.

We did not grant shares of stock to our named executive officers during our last three fiscal years.  As a result, columns related to stock awards have been deleted from the table above.

Grants of Plan-Based Awards in Fiscal Year Ended December 26, 2009

We did not grant stock options or shares of restricted stock during the fiscal year ended December 26, 2009 to our named executive officers.  As a result, we have not included the columns relating to stock options or grants of restricted stock in the table below.

GRANTS OF PLAN-BASED AWARDS
	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)

Name (a)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)

Richard N. Berman	0	(2)	(4)
Steven L. Berman	0	(2)	(4)
Mathias J. Barton	0	(3)	(4)
Joseph M. Beretta	0	(3)	(4)
Fred V. Frigo	0	(3)	(4)

(1)
Actual amounts paid under the 2009 Executive Cash Bonus Plan are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table”.  For more information on the performance metrics applicable to these awards, see “Compensation Discussion and Analysis – Executive Bonus Plan for 2009”.

(2)
The 2009 Executive Bonus Plan provided non-equity incentive compensation based on the Company’s growth in pre-tax (pre-bonus) income subject to adjustment as described in the 2009 Executive Bonus Plan.  The amount of the annual performance bonus for Mr. Richard Berman and Mr. Steven Berman is $520,000 multiplied by two times the percentage annual growth in the Company’s 2009 adjusted pre-tax income.  The Plan also provides that each participant will also receive a bonus payment of $50,000 if compounded three-year growth in pre-tax income is between 5.0% and 10.0%, a payment of $100,000 if the pre-tax income increase is between 10.0% and 15.0% and a payment of $150,000 if the pre-tax income increase is greater than 15%.  No compounded growth performance bonus will be paid if the compounded three-year growth in pre-tax income is below 5.0%.

(3)
The 2009 Executive Bonus Plan provided non-equity incentive compensation based on the Company’s growth in pre-tax (pre-bonus) income subject to adjustment as described in the 2009 Executive Bonus Plan.  The amount of the annual performance bonus for Messrs. Barton, Beretta and Frigo is $280,000 multiplied by two times the percentage annual growth in the Company’s 2009 adjusted pre-tax income.  The Plan also provides that each participant will also receive a bonus payment of $50,000 if compounded three-year growth in pre-tax income is between 5.0% and 10.0%, a payment of $100,000 if the pre-tax income increase is between 10.0% and 15.0% and a payment of $150,000 if the pre-tax income increase is greater than 15%.  No compounded growth performance bonus will be paid if the compounded three-year growth in pre-tax income is below 5.0%.

(4)	There is no maximum payout under the 2009 Executive Bonus Plan.

Option Exercises and Stock Vested in Fiscal Year Ended December 26, 2009

The following table includes certain information with respect to the number and value of options exercised by our named executive officers in fiscal year ended December 26, 2009.  We have not granted restricted stock awards to our executive officers as part of our equity incentive plans.

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c) (1)	(d)	(e)
Richard N. Berman Chairman of the Board and Chief Executive Officer	-	-	-	-

Steven L. Berman Executive President Secretary-Treasurer and Director	-	-	-	-

Mathias J. Barton Senior Vice President, Chief Financial Officer	25,000	$324,750	-	-

Joseph M. Beretta Senior Vice President, Product	5,600	38,694	-	-

Fred V. Frigo Senior Vice President, Operations	10,000	77,600	-	-

(1)	Market value of underlying shares minus the exercise price.

Employment Agreements

Agreements with Richard N. Berman and Steven L. Berman

On April 1, 2008, we entered into individual employment agreements with each of Richard N. Berman, Chairman of the Board and CEO, and Steven L. Berman, President and COO.  The agreements have an initial term of three years expiring March 31, 2011.  On each anniversary of the effective date, the term of each agreement will automatically extend for an additional one year unless further extended or earlier terminated as provided in each agreement.  Each of the employment agreements provides for: (i) a base salary of approximately $514,370 per year during the term of the agreements (which salary may be increased but not decreased from time to time as determined by the Compensation and Nominating Committee of the Company) and (ii) eligibility for an annual bonus and other benefits provided under the Company’s Executive Bonus Plan or other plans maintained by the Company, in such amounts as determined by the Compensation Committee, in its sole discretion.  Each of the employment agreements provides that each of Steven L. Berman and Richard N. Berman are entitled to participate in other employment benefits plans or arrangements generally available to executive officers of the Company, four weeks paid vacation per year and the use of an automobile and related expenses provided for by us.  On December 26, 2009, Richard N. Berman and Steven L. Berman each had an annual base salary of $529,973.

Under the terms of the agreements, Richard N. Berman and Steven L. Berman will each receive his then current salary, an annual payment in lieu of bonuses equal to $150,000, and medical, dental, vision and hospitalization insurance benefits through the remaining term following termination without “Cause,” for “Good Reason,” termination resulting from death or disability, or termination for any reason within twelve (12) months following a “Change-in-Control.”

In the event of termination for “Cause” or without “Good Reason,” each of Richard N. Berman and Steven L. Berman shall be entitled to receive any earned or unpaid salary through the date of termination, reimbursement of properly incurred business expenses, payment for accrued and unused vacation days and payment for any vested accrued benefits or other payments properly due and owing under the agreements with respect to termination for “Cause” or without “Good Reason.”

“Cause” means the occurrence of any one of the following as determined by our Board of Directors: (i) the willful and continued failure by the Executive to attempt in good faith substantially to perform his obligations under this Agreement (other than any such failure resulting from the Executive’s incapacity due to a Disability); provided, however, that the Company shall have provided the Executive with written notice that such actions are occurring and, where practical, the Executive has been afforded at least thirty (30) days to cure same; (ii) the indictment of the Executive for, or his conviction of or plea of guilty or nolo contendere to, a felony or any other crime involving moral turpitude or dishonesty; or (iii) the Executive’s willfully engaging in misconduct in the performance of his duties for the Company or other than in the performance of his duties for the Company (including, but not limited to, theft, fraud, embezzlement, and securities law violations or a violation of the Company’s Code of Conduct or other written policies) that is materially injurious to the Company, or, in the good faith determination of the Compensation Committee, is potentially materially injurious to the Company, monetarily or otherwise.

“Good Reason” means the occurrence of any of the following events without the Executive’s consent: (i) a material diminution of the authorities, duties or responsibilities of the Executive set forth in the agreement; (ii) the loss of any of the titles of the Executive with the Company set forth in the agreement ; (iii) a reduction by the Company in the Executive’s Base Salary; (iv) a material change in the Executive’s primary place of employment; (v) the failure by the Compensation Committee to nominate or re-nominate the Executive to serve as, with respect to Richard N. Berman, Chairman of the Board or, with respect to Steven L. Berman, as a member of the Board or removal of the Executive as, with respect to Richard N. Berman, Chairman of the Board or, with respect to Steven L. Berman, as a member of the Board (other than as a result of or due to the Executive’s death or Disability, because of a legal prohibition under applicable law or regulation, or for “Cause,” as defined above); (vi) the assignment to the Executive of duties or responsibilities which are materially inconsistent with any of his duties and responsibilities set forth in the agreement; or (vii) a change in the reporting structure so that the Executive reports to someone other than as specified in the agreement;  provided, however, that, within ninety (90) days of any such event having occurred, the Executive shall have provided the Company with written notice that such events have occurred and afforded the Company thirty (30) days to cure same.

 “Change of Control” means the occurrence of any one of the following events (i) any person or other entity (other than any of the Company’s subsidiaries or any employee benefit plan sponsored by the Company or any of its subsidiaries) including any person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of more than fifty percent (50%) of the total combined voting power of all classes of capital stock of the Company normally entitled to vote for the election of directors of the Company (the “Voting Stock”); (ii) the Board and/or the shareholders of the Company approve the sale of all or substantially all of the property or assets of the Company and such sale occurs; (iii) the Board and/or the shareholders of the Company approve a consolidation or merger of the Company with another entity (other than with any of the Company’s subsidiaries), the consummation of which would result in the shareholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 50% of the Voting Stock of the surviving entity, and such consolidation or merger occurs; or (iv) a change in the board of directors of the Company occurs with the result that the members of the board on the effective date of this Agreement (the “Incumbent Directors”) no longer constitute a majority of such board of directors, provided that any person becoming a director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest or the settlement thereof, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election or nomination for election was supported by more than half of the then Incumbent Directors shall be considered an Incumbent Director for purposes hereof.

Each of the agreements also provides for non-solicitation and non-competition provisions for the term of the agreements and two years thereafter.  The agreements also include standard confidentiality and trade secret provisions typically included in agreements of this type.

Assuming the termination of employment of these individuals as of December 26, 2009, Richard N. Berman and Steven L. Berman would each be entitled to three years of salary continuation equal to $529,973 per year payable in bi-weekly installments, an annual payment in lieu of bonus of $150,000 for three years, and health benefits continuation approximately equal to $12,000 per year for three years.  Total benefits payable upon termination of either agreement would equal approximately $2,075,919 for each executive and would not begin until the date six months after their respective dates of termination.  Under the terms of these employment agreements, in the event that there is an excise tax imposed on Richard N. Berman or Steven L. Berman with respect to any payments following a termination of employment, the Company is obligated to pay each of them an additional amount so as to eliminate any financial impact that arises from the excise tax imposed on them.

Agreements with Other Executive Officers

We have entered into a severance agreement with Mathias J. Barton, Senior Vice President and Chief Financial Officer.  Pursuant to the terms of the severance agreement, Mr. Barton is entitled to six months of salary continuation in the event of the termination of his employment without cause.  Assuming the termination of his employment without cause as of December 26, 2009, Mr. Barton would be entitled to six months of salary continuation payment equal to approximately $153,470, payable in bi-weekly installments through June 25, 2010.

We have entered into a severance agreement with Joseph M. Beretta, Senior Vice President, Product.  Pursuant to the terms of the severance agreement, Mr. Beretta is entitled to six months of salary continuation in the event of the termination of his employment without cause.  Assuming termination of employment without cause as of December 26, 2009, Mr. Beretta would be entitled to six months of salary continuation payment equal to $143,587, payable in bi-weekly installments through June 25, 2010.

Compensation and Nominating Committee Report

The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis.  Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report has been furnished by the Compensation and Nominating Committee:

Edgar W. Levin, Chairman	John F. Creamer
George L. Bernstein	Paul R. Lederer

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consisted of George L. Bernstein, John F. Creamer, Jr., Paul R. Lederer and Edgar W. Levin in the fiscal year ended December 26, 2009.  No person who served as a member of the Compensation Committee during the fiscal year ended December 26, 2009 was a current or former officer or employee of the Company or engaged in certain transactions with the Company required to be disclosed by regulations of the SEC.  Additionally, there were no compensation committee “interlocks” during this period, which generally means that no executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

Certain Relationships and Related Transactions

We have entered into a noncancelable operating lease for our primary operating facility in Colmar, Pennsylvania with BREP I, a Pennsylvania limited partnership of which Richard N. Berman, Chairman of our Board of Directors and Chief Executive Officer, Steven L. Berman, a director our President, Secretary and Treasurer, their father, Jordan S. Berman, and their brothers, Marc H. Berman and Fred B. Berman, are limited partners.  Richard N. Berman and Steven L. Berman are the controlling shareholders of BREP, Inc., a Pennsylvania corporation, which is the general partner of BREP I.  Jordan S. Berman, Marc H. Berman and Fred B. Berman are each directors and officers of BREP, Inc.  Richard N. Berman and Steven L. Berman each own a 27.9% interest in BREP I.  Under the lease, the Company paid rent of $4.25 per square foot ($1.4 million per year) in 2009.  The rents payable on the Pennsylvania property are adjusted on January 1 of each year to reflect annual changes in the Consumer Price Index for All Urban Consumers – U.S. City Average, All Items.  The lease is a “net” lease, under which the Company is responsible for all expenses attributable to the leased property (including maintenance and repair) and for the conduct of its operations in compliance with all applicable laws and regulations.  In December of 2007, the lease was extended and will expire on December 28, 2012.  The Company’s rent in 2010 will be approximately $4.27 per square foot ($1.4 million per year).  In the opinion of the Company’s Audit Committee which approved the lease extension agreement, the terms of this lease are no less favorable than those which could have been obtained from an unaffiliated party.

The Audit Committee is responsible for reviewing and approving all related party transactions pursuant to the Audit Committee Charter which has been adopted by the Board of Directors.  A copy of the Audit Committee Charter is available on our website at www.dormanproducts.com.  The Chairman of the Audit Committee can be reached by sending a letter to Chairman of the Audit Committee, Confidential – Conduct of Business Affairs at: Dorman Products, Inc., P.O. Box 1800, 3400 East Walnut Street, Colmar, PA, 18915.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of the Company’s common stock as of March 19, 2010 by (i) each director and nominee for director, (ii) each person who we know to be the beneficial owner of more than 5% of the common stock, (iii) each executive officer named in the Summary Compensation Table contained in this proxy statement, and (iv) all directors, director nominees and executive officers as a group.  Except as otherwise indicated, to our knowledge, the beneficial owners of the common stock listed below have sole investment and voting power with respect to such shares.  The business address of our directors, director nominees and executive officers is that of the Company.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent
Steven L. Berman (2)	2,579,860	(3)(4)	14.6%
Richard N. Berman (2)	2,308,142	(3)(5)	13.0%
Jordan S. Berman (2)	1,258,940	(3)(6)	7.1%
Royce & Associates, LLC.	2,189,384	(8)	12.4%
Dimensional Fund Advisors LP	1,214,712	(9)	6.9%
T. Rowe Price Associates, Inc., and T. Rowe Price Small-Cap Value Fund, Inc.	1,252,100	(7)	7.0%
Mathias J. Barton	152,482	(10)	*
Edgar W. Levin	67,100	(11)	*
George L. Bernstein	58,700	(12)	*
Paul R. Lederer	47,125	(13)	*
John F. Creamer, Jr.	35,225	(14)	*
Joseph M. Beretta	112,459	(15)	*
Fred V. Frigo	96,589	(16)	*
Executive officers and directors as a group (9 persons)	5,457,682	(17)	33%

*	Denotes less than 1%.

(1)
The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission (the “SEC”) and, accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days of March 19, 2010.  The same shares may be beneficially owned by more than one person.  Beneficial ownership may be disclaimed as to certain of the securities.  Fractional shares are rounded up to the closest whole number.  Share numbers in the table may, as indicated in the appropriate notes, include share units held for the person’s account in the Company’s 401(k) Plan as of March 19, 2010.

(2)
Pursuant to the Amended and Restated Shareholders’ Agreement, dated as of July 1, 2006 (the “Shareholders’ Agreement”), among Richard N. Berman, Steven L. Berman, their father Jordan S. Berman, their brothers Marc H. Berman and Fred B. Berman, their mother Deanna Berman and the additional shareholders named therein, except as otherwise provided in the Shareholders’ Agreement with respect to Jordan S. Berman and Deanna Berman, each shareholder has granted the others rights of first refusal, exercisable on a pro rata basis or in such other proportions as the exercising shareholders may agree, to purchase shares of common stock of the Company which any of them, or upon their deaths their respective estates, proposes to sell to third parties.  The Company has agreed with these shareholders that, upon their deaths, to the extent that any of their shares are not purchased by any of these surviving shareholders and may not be sold without registration under the Securities Act of 1933, as amended (the “1933 Act”), the Company will use its best efforts to cause those shares to be registered under the 1933 Act.  The expenses of any such registration will be borne by the estate of the deceased shareholder.  The additional shareholders are trusts for which either Richard N. Berman, Steven L. Berman, Marc H. Berman or Fred B. Berman act as trustee for the benefit of their own children.

(3)
Steven L. Berman, Richard N. Berman and Jordan S. Berman share with each other voting and dispositive power with respect to the following shares of common stock:  (i) 161,800 shares held by BREP I, a Pennsylvania limited partnership (“BREP I”); and (ii) 190,200 shares held by BREP III, a Pennsylvania limited partnership (“BREP III,” and together with BREP I, the “Partnerships”).  The general partner of each of the Partnerships is BREP, Inc., a Pennsylvania corporation.  Steven L. Berman and Richard N. Berman are each a limited partner of each of the Partnerships and a controlling shareholder of BREP, Inc.  Jordan S. Berman is the President, a director and a shareholder of BREP, Inc.

(4)
Includes:  (i) 1,238,113 shares held directly; (ii) 859,006 shares held by the Steven L. Berman Grantor Retained Annuity Trusts (the “Steven L. Berman GRATS”); (iii) 60,792 shares held by The Steven L. Berman Charitable Remainder Trusts (the “Steven L. Berman CRUTS”); and (iv) 53,457 shares held by three different trusts, each dated October 27, 2003, for the benefit of Steven L. Berman’s children (together, the “Steven L. Berman Trusts”).  Steven L. Berman is the trustee for each of the Steven L. Berman GRATS, the Steven L. Berman CRUTS and the Steven L. Berman Trusts, in which capacity he has the sole power to vote and dispose of the shares held.  Steven L. Berman has the right to direct the trustee of the Company’s 401(k) Plan as to the voting of 16,492 shares of common stock held for his account in the 401(k) Plan; he does not have dispositive power over these shares.  Excludes 4,414,250 shares that may be deemed beneficially owned by the shareholders party to the Shareholders’ Agreement (as defined in note (2) above) other than Steven L. Berman, as to all of which shares he disclaims beneficial ownership.

(5)
Includes:  (i) 911,090 shares held directly; (ii) 400,000 shares held by his spouse; (iii) 459,460 shares held by the Richard N. Berman Grantor Retained Annuity Trusts (the “Richard N. Berman GRATS”); (iv) 60,792 shares held by The Richard N. Berman Charitable Remainder Trusts (the “Richard N. Berman CRUTS”); (v) 106,908 shares held by six different trusts, each dated October 27, 2003, for the benefit of each of Richard N. Berman’s children (together, the “Richard N. Berman Trusts”); and (vi) 1,400 shares held in custody for his child.  Richard N. Berman is the trustee for each of the Richard N. Berman GRATS, the Richard N. Berman CRUTS and the Richard N. Berman Trusts, in which capacity he has the sole power to vote and dispose of the shares held.  Richard N. Berman has the right to direct the trustee of the Company’s 401(k) Plan as to the voting of 16,492 shares of common stock held for his account in the 401(k) Plan; he does not have dispositive power over these shares.  Excludes 4,685,968 shares that may be deemed beneficially owned by the shareholders party to the Shareholders’ Agreement (as defined in note (2) above) other than Richard N. Berman, as to all of which shares he disclaims beneficial ownership.

(6)
Includes 266.296 shares owned by Jordan S. Berman’s spouse, Deanna Berman, as to all of which shares he disclaims beneficial ownership.  Jordan S. Berman may be deemed to have sole voting and dispositive power over the 266,296 shares owned by his spouse.  The above amount includes 175,000 shares pledged as security and collateral in connection with a guarantee made on behalf of a family member.  The above amount excludes the following shares, as to all of which shares Jordan S. Berman disclaims beneficial ownership:  (i) 54,900 shares held by The Jordan and Deanna Berman Family Charitable Foundation, for which Jordan S. Berman serves as a trustee; and (ii) 5,735,170 shares that may be deemed beneficially owned by the shareholders party to the Shareholders’ Agreement (as defined in note (2) above) other than Jordan S. Berman.  The address of Jordan S. Berman is c/o Dorman Products, Inc., 3400 East Walnut Street, Colmar, Pennsylvania 18915.

(7)
Based solely on a Schedule 13G filed with the SEC on February 12 , 2010 by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. (“Price Small-Cap” and together with Price Associates, “T. Rowe Price”).  The filing indicates that, as of December 31, 2009, (i) Price Associates had sole voting power with respect to 202,100 shares, shared voting power over no shares, sole dispositive power over 1,252,100 shares and shared dispositive power over no shares, and (ii) Price Small-Cap had sole voting power over 1,050,000 shares and did not have shared voting power, sole dispositive power or shared dispositive power over any shares.  The address of T. Rowe Price is 100 E. Pratt Street, Baltimore, Maryland 21202.

(8)
Based solely on a Schedule 13G/A filed with the SEC on January 25, 2010 by Royce & Associates, LLC (“Royce”).  The filing indicates that, as of December 31, 2009, Royce had sole voting power over 2,189,384 shares, shared voting power over no shares, sole dispositive power over 2,189,384 shares and shared dispositive power over no shares.  The address of Royce is 1414 Avenue of the Americas, New York, New York 10019.

(9)
Based solely on a Schedule 13G/A filed with the SEC on February 8, 2010 by Dimensional Fund Advisors LP (formerly Dimensional Fund Advisors Inc.) (“Dimensional”).  The filing indicates that, as of December 31, 2009, Dimensional had sole voting power over 1,204,625 shares, shared voting power over no shares, sole dispositive power over 1,214,712 shares and shared dispositive power over no shares.  The address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(10)
Includes:  (i) 115,000 shares subject to options exercisable as of the Record Date, (ii) 1,302 shares held for his account in the Company’s 401(k) Plan, and (iii) 400 shares held in trust for the benefit of Mr. Barton’s children.

(11)	Includes: (i) 21,000 shares subject to options exercisable as of the Record Date.

(12)	Includes: 58,700 shares held directly.

(13)	Includes (i) 30,000 shares subject to options exercisable as of the Record Date.

(14)	Includes (i) 6,000 shares subject to options exercisable as of the Record Date.

(15)	[Includes: (i) 110,900 shares subject to options exercisable as of the Record Date.

(16)	Includes: (i) 90,000 shares subject to options exercisable as of the Record Date and (ii) 6589 shares held for his account in the Company’s 401(k) Plan.

(17)
Includes: (i) 319,400 shares subject to options exercisable as of the Record Date and within 60 days of the Record Date and (ii) 40,875 shares held for the accounts of the Company’s executive officers in the Company’s 401(k) Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder require our officers and directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC and the NASDAQ Global Stock Market and to furnish the Company copies.

Based on its review of the copies of such forms received by it, or written representation from certain reporting persons, we believe that all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the last fiscal year.

Report of Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors.  Management is responsible for the financial statements and the reporting process, including the internal control over financial reporting.  The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles and an opinion on the effectiveness of the Company’s internal controls over financial reporting.  The Audit Committee monitors these processes.  The Committee has reviewed and discussed the audited financial statements and management’s and KPMG’s evaluations of the Company’s system of internal controls over financial reporting contained in the 2009 Annual Report on Form 10-K.

As required by the standards of the Public Company Accounting Oversight Board (“PCAOB”), the Committee has discussed with KPMG (i) the matters specified in Statement on Auditing Standards No. 61, “Communications with Audit Committees,” (Codification of Statements of Auditing Standards, August 2, 2008 AU 380), as amended, as adopted by the PCAOB in Rule 3200T; and (ii) the independence of KPMG from the Company and management.  KPMG has provided the Audit Committee the written disclosures and letter concerning independence, pursuant to the requirements of the PCAOB.  The Audit Committee also considered the non-audit services provided by KPMG in their review of KPMG’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements and management’s report on internal control over financial reporting in the Company’s Annual Report on Form 10-K for the year ended December 26, 2009 for filing with the SEC.

The foregoing report has been furnished by the Audit Committee:

George L. Bernstein, Chairman	Paul R. Lederer
John F. Creamer, Jr.	Edgar W. Levin

Proposal II – Ratification of KPMG LLP as Independent Registered Public Accounting Firm

 The Audit Committee of our Board of Directors has appointed KPMG LLP as our independent registered public accounting firm. A representative of KPMG LLP is expected to be present at the Annual Meeting and to have the opportunity to make a statement, if he desires to do so, and is expected to be available to respond to appropriate questions.

The Audit Committee, with the endorsement of the Board of Directors, recommends that you ratify that appointment. Although ratification is not required by our bylaws or otherwise, we are submitting the selection of KPMG LLP to you for ratification as a matter of good corporate practice.  If the selection is not ratified by a majority of the outstanding shares of our common stock present and entitled to vote at the Annual Meeting, our Audit Committee will consider whether it is appropriate to select another registered public accounting firm.  Even if the selection is ratified, our Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Board Recommends a Vote “For” the ratification of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for the Company by KPMG LLP as of or for the fiscal years ended December 26, 2009 and December 27, 2008 were:

	Fiscal Year Ended
Services Rendered (1)	December 26, 2009	December 27, 2008
Audit Fees	$532,640	$528,140
Audit Related Fees	–	–
Tax Fees	160,000	117,700
All Other Fees	1,500	1,500
Total	694,140	647,340

(1)  The aggregate fees included in Audit Fees are fees billed for the fiscal years.  The aggregate fees included in each of the other categories are fees billed in the fiscal years.

Audit Fees.  Audit fees for the fiscal years ended December 26, 2009 and December 27, 2008 were for professional services rendered for the audits of our consolidated financial statements, and for the attestation of our internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, quarterly reviews, issuance of consents, and assistance with review of documents filed with the SEC.

Audit Related Fees.  Audit related fees are for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”  There were no audit related fees for the fiscal years ended December 26, 2009 and December 27, 2008.

Tax Fees.  Tax fees for the fiscal years ended December 26, 2009 and December 27, 2008 were for services relating to tax preparation services and tax advice and planning other than those directly related to the audit of the income tax accrual.

All Other Fees.  All other fees for the fiscal years ended December 26, 2009 and December 27, 2008 were for the annual subscription for accounting software we used.

The Audit Committee has considered and determined that the services provided by KPMG LLP are compatible with KPMG LLP maintaining its independence.

Pre-Approval Policies and Procedures

The Audit Committee Charter provides that one of the Audit Committee’s responsibilities is pre-approval of all audit, audit related, tax services and other services performed by the independent registered public accounting firm.  Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it.  The Audit Committee pre-approved all of the audit and non-audit services provided by KPMG LLP to us during the fiscal years ended December 26, 2009 and December 27, 2008.

Proposal III – Approval of the 2010 Executive Cash Bonus Plan

The Board of Directors has unanimously approved the Dorman Products, Inc. 2010 Executive Cash Bonus Plan (referred to below as the “Bonus Plan”), which will provide for incentive payments to executives who may be covered by Section 162(m) of the Internal Revenue Code of 1986 (referred to below as the “Code”). The adoption of the Bonus Plan by the Board of Directors is subject to the approval of our shareholders.

The Bonus Plan is designed to provide a direct link between performance and compensation for our top executives. Additionally, the Bonus Plan is intended to qualify certain components of compensation paid to these executives for the tax deductibility exception under Section 162(m) of the Code. Subject to approval by our shareholders, the Bonus Plan will replace our Executive Bonus Plan for executives beginning with fiscal year 2010 and will automatically renew upon the beginning of each fiscal year (each year of the Plan is referred to below as a “Plan Year”) unless terminated by our Compensation Committee of the Board of Directors. The Compensation Committee expects to designate as participants in the Bonus Plan those executives at the Senior Vice President level and above whose compensation may be subject to Section 162(m).

Section 162(m) generally disallows a federal income tax deduction to any publicly held corporation for non-performance-based compensation paid in excess of $1,000,000 in any taxable year to the CEO or certain other highly compensated executive officers. We intend to structure awards under the Bonus Plan so that compensation under the plan will be qualified as “performance-based compensation” eligible for continued deductibility. To preserve the deductibility of this compensation, we are seeking shareholder approval of the Bonus Plan, including the business criteria upon which performance measures under the Bonus Plan may be based.

The following description of the Bonus Plan is a summary of its principal provisions and is qualified in its entirety by reference to the plan document, a copy of which is appended to this proxy statement as Annex 1.

Description of the 2010 Executive Cash Bonus Plan

Plan Administration.  The Bonus Plan will be administered by the Compensation Committee of the Board of Directors of the Company. The Compensation Committee will select the executives who will be eligible to receive bonuses under the Bonus Plan (each referred to herein as a “Participant”), set the target payout level and performance measures for each Participant for the Plan Year, certify the level of attainment of the performance measures, and determine individual bonuses to be paid within Bonus Plan guidelines.

Payment of Bonuses under the Bonus Plan.  Participants in the Bonus Plan will be eligible to receive performance cash bonuses based on attainment by the Company of specified performance measures. Bonuses earned under the Bonus Plan will be paid as follows:  Fifty percent (50%) of a Participant’s earned bonus will be paid within 75 days after the end of the Plan Year in which the bonus was earned; a payment equal to twelve and a half percent (12.5%) of a Participant’s Bonus Amount, will be paid on each of the days that is 180, 270, 360 and 450 days after the end of the Plan Year .  Bonuses earned under the Bonus Plan may only be paid after the Compensation Committee has certified that the performance measures for each participant have been attained. The Compensation Committee has the right to reduce (but not increase) awards in its discretion, even if the performance measures have been attained. Final bonus payments will vary based on the level of achievement measured against the pre-determined performance measures.

Bonus Target and Performance Measures.

Bonus Target

No later than 90 days after the beginning of the Plan Year, the Committee shall establish the annual cash incentive bonus target (the “Bonus Target”) for each Participant in the Plan and the performance measures for that Plan Year for each Participant.  The Participant Bonus Target may be expressed, at the Committee’s sole discretion, as a fixed dollar amount, a percentage of base pay, or an amount determined pursuant to an objective formula or standard. The Bonus Target is determined based on the Participant’s position and responsibilities in the organization. The maximum cash bonus that may be paid in any single year to any Participant is $2,000,000.  Notwithstanding anything else herein, unless otherwise specified by the Committee with respect to a Participant’s Target Bonus, the Committee may, in its sole discretion, elect to pay a Participant an amount that is less than the Target Bonus regardless of the degree of attainment of the performance measures.

Performance Measures

Performance measures to be used by the Committee shall be chosen from among the following factors, or any combination of the following, as the Committee deems appropriate:  (a) total shareholder return; (b) growth in revenues, sales, market share, gross income, net income, pre-tax income, stock price, and/or earnings per share; (c) return on assets, net assets, and/or capital; (d) working capital, free cash flow and/or after tax cash flow; (e) return on shareholders’ equity; (f) economic or shareholder value added; or (g) improvements in costs and/or expenses.  The Committee may select among the performance measures specified above from Plan Year to Plan Year, and such increases need not be the same for each Participant in a given year.

Such performance measures may incorporate, if and only to the extent permitted under Code Section 162(m), provisions so as to eliminate the effects of (a) non-recurring items generally excluded from earnings per share and earnings before interest taxes depreciation and  by institutional investors or analyst when evaluating the Company’s performance, such as one time gains from asset sales, litigation charges or recoveries, but including normal provisions for slow moving and obsolete inventory and accounts receivable, (b) any acquisitions, divestitures, discontinuance of business operations, or restructuring, (c) the cumulative effect of any accounting changes, and (d) any “extraordinary items” as determined under generally accepted accounting principles.

At the end of the Plan Year and prior to payment, the Committee shall certify in writing the extent to which the performance measures and other material terms of the Plan were satisfied by each Participant.

Pro-Rated Bonus.   The Compensation Committee, in its sole and absolute discretion and to the extent permitted under and in accordance with Code Section 162(m) and Code Section 409(A), may, but is not required to, make a full or pro-rated bonus payment to a Participant for a Plan Year in the event of the Participant’s death, disability, retirement, or termination of employment during the Plan Year or after the end of the Plan Year;  provided, that payments shall only be made on the earlier of (i) the death or disability of the Participant or (ii)  the scheduled payment date as set forth above.

Term and Amendment.  If approved by our shareholders, the Bonus Plan will be effective as of January 1, 2010. The initial performance period under the Bonus Plan will be fiscal year 2010. The Bonus Plan may be amended or terminated by the Board of Directors at any time, provided that the approval of our holders will be required (to the extent required under Section 162(m)) for any amendment that would a (i) alter the performance measures as set forth in Section 3 of the Bonus Plan; or (ii) implement any change to a provision of the Plan requiring shareholder approval in order for the Plan to comply with the requirements of Code Section 162(m). Furthermore, no amendment, suspension or termination shall, without the consent of the Participant, alter or impair a Participant’s right to receive payment of a bonus otherwise earned and payable hereunder.

Awards Granted to Certain Individuals and Groups

Awards under the 2010 Executive Cash Bonus Plan are determined based on actual performance, so future actual awards (if any) cannot be determined at this time. The following table sets forth the amounts earned under the Executive Bonus Plan for the 2009 fiscal year to the individuals and group indicated. The amounts set forth in the table do not include any discretionary bonuses paid for fiscal year 2009 to the persons shown below. These awards are not necessarily indicative of awards that may be earned in the future.

Name of Individual or Group (1)	Fiscal 2009 Awards
Richard N. Berman Chairman and Chief Executive Officer	$864,492

Steven L. Berman President, Secretary, Treasurer and Director	864,492

Mathias J. Barton Senior Vice President, Chief Financial Officer	534,726

Joseph M. Beretta Senior Vice President, Product	534,726

Fred V. Frigo Senior Vice President, Operations	534,726

All Executive officers as a group	$3,333,162

(1)
Under the 2010 Executive Cash Bonus Plan being submitted to the shareholders at the 2010 Annual Meeting of Shareholders, none of our non-employee directors or employees, other than executive officers selected as participants under the 2010 Executive Cash Bonus Plan, and any other persons who are covered employees under Section 162(m), are eligible to participate in the 2010 Executive Cash Bonus Plan.

The Board Recommends a Vote “For” the Approval of the 2010 Executive Cash Bonus Plan.

 Equity Compensation Plan Information

The following table details information regarding our existing equity compensation plans as of end of the 2009 fiscal year:

			(c)
Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	731,400	$6.72	975,000

Equity compensation plans not approved by security holders	-	-	-

Total	731,400	$6.72	975,000

Shareholder Proposals

Proposals by shareholders to be presented at our meeting to be held in 2011 must be received by us no later than December 10, 2010 in order to be considered for inclusion in our proxy statement and form of proxy for that meeting.  Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.

In addition, shareholders are notified that the deadline for providing us timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at our 2011 annual meeting of shareholders is not earlier than the close of business on the one hundred twentieth (120th) calendar day, and not later than the close of business on the ninetieth (90th) calendar day, prior to the first anniversary of the immediately preceding year’s annual meeting of shareholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than thirty (30) calendar days earlier or more than sixty (60) calendar days later than such anniversary date, notice by the shareholder in order to be timely must be so delivered or received not earlier than the close of business on the one hundred twentieth (120th) calendar day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) calendar day prior to the date of such annual meeting or, if the first pubic disclosure of the date of such annual meeting is less than one hundred (100) calendar days prior to the date of such annual meeting, the tenth (10th) calendar day following the day on which public disclosure of the date of such annual meeting is first made by the Company.  Assuming our 2011 annual meeting of shareholders is called for a date that is not more than thirty (30) calendar days earlier or not more than sixty (60) calendar days later than May 20, 2011, the deadline for timely notice of any shareholder proposals to be submitted outside of the Rule 14a-8 process for consideration at our 2011 annual meeting of shareholders is not earlier than the close of business on January 20, 2011 and not later than February 19, 2011.  Any such notice must comply with our Amended and Restated By-Laws, a copy of which may be obtained on our website located at www.dormanproducts.com.  As to all such matters which we do not have notice on or prior to such date, discretionary authority shall be granted to the persons designated in our proxy statement related to the 2011 annual meeting of shareholders to vote on such proposal.

Annual Report

A copy of our Annual Report to Shareholders for the fiscal year ended December 26, 2009 is being furnished concurrently with this proxy statement at http://www.stocktrans.com/eproxy/dorman2010.  The Annual Report should not be regarded as proxy soliciting material.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 26, 2009 can also be obtained without charge by writing to Dorman Products, Inc., 3400 East Walnut Street, Colmar, Pennsylvania 18915, Attn: Thomas J. Knoblauch, Assistant Secretary.  We also make available, free of charge, on our website located at www.dormanproducts.com, our Annual Report on Form 10-K, including all amendments thereto, if any.

Solicitation of Proxies

We will pay all expenses incurred in connection with the solicitation of proxy cards.  In addition to solicitation by mail, our officers, directors and regular employees, who will receive no additional compensation for their services, may solicit proxies in person or by telephone or facsimile.  We have requested that brokers and nominees who hold stock in their names furnish this proxy material to their customers; we will reimburse these brokers and nominees for their out-of-pocket and reasonable expenses.

Although it is not anticipated, we reserve the right to retain a professional firm of proxy solicitors to assist in solicitation of proxies.  We estimate that we would be required to pay such firm fees ranging from $7,500 to $15,000 plus out-of-pocket expenses.

Other Matters

As of the date of this proxy statement, no other matter is known which will be brought before the Annual Meeting.  However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters that our Board of Directors does not know, 10 calendar days after notice of the meeting is mailed, are to be presented for approval at the meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not constitute ratification of the action at the meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this proxy statement and the form of proxy pursuant to Rule 14a-8 or Rule 14a-9 under the Exchange Act, as amended; and (v) matters incidental to the conduct of the meeting.  If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their best judgment and discretion.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement, annual report or Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of any of these documents to you if you request one by writing or calling as following: Dorman Products, Inc., 3400 East Walnut Street, Colmar, Pennsylvania 18915, Attn: Thomas J. Knoblauch, Assistant Secretary (215) 997-1800. If you want to receive separate copies of the annual report, proxy statement or Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

By Order of the Board of Directors
/s/ Thomas J. Knoblauch
Thomas J. Knoblauch
Vice President, General Counsel and
Assistant Secretary

Colmar, Pennsylvania
April 9, 2010

APPENDIX 1
DORMAN PRODUCTS, INC.
EXECUTIVE CASH BONUS PLAN

1.             PURPOSE OF THE PLAN

Dorman Products, Inc. (the “Company”) believes in providing incentives to attract, retain and reward executive officers who are responsible for providing leadership to the Company in attaining established business objectives.

The purpose of the Dorman Products, Inc. Executive Cash Bonus Plan (the “Plan”) is to align management’s efforts with the strategic goals of the Company through competitive annual incentive opportunities. The Plan will be effective for fiscal year 2010 (the “Plan Year”) subject to approval by the shareholders of the Company in accordance with the laws of the Commonwealth of Pennsylvania.  The Plan will automatically renew upon the beginning of each fiscal year unless terminated by the Compensation Committee of the Board of Dorman Products, Inc. (the “Committee”).

2.              ELIGIBILITY AND PARTICIPATION

For each Plan Year, the Committee shall select the employees of the Company and/or its subsidiaries who are to participate in the Plan from among the executive employees of the Company and/or its subsidiaries (each selected employee, a “Participant”).

No person shall be entitled to any bonus under this Plan for a Plan Year unless the individual is designated as a Participant for that Plan Year. The Committee may add to or delete individuals from the list of designated Participants at any time and from time to time, in its sole discretion, subject to any limitations required to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder (the “Code”).

3.        TARGET BONUS AND PERFORMANCE MEASURES

Target Awards

No later than 90 days after the beginning of the Plan Year, the Committee shall establish the annual cash incentive bonus target (the “Bonus Target”) for each Participant in the Plan and the performance measures for that Plan Year.  The Bonus Target is determined based on the Participant’s position and responsibilities in the organization. The maximum cash bonus that may be paid in any single year to any Participant is $2,000,000.

Performance Measurement

Performance measures to be used by the Committee shall be chosen from among the following factors, or any combination of the following, as the Committee deems appropriate:  (a) total shareholder return; (b) growth in revenues, sales, market share, gross income, net income, pre-tax income, stock price, and/or earnings per share; (c) return on assets, net assets, and/or capital; (d) working capital, free cash flow and/or after tax cash flow; (e) return on shareholders’ equity; (f) economic or shareholder value added; or (g) improvements in costs and/or expenses.  The Committee may select among the performance measures specified above from Plan Year to Plan Year which need not be the same for each Participant in a given year.

At the end of the Plan Year and prior to payment, the Committee shall certify in writing the extent to which the performance measures and other material terms of the Plan were satisfied by each Participant and shall establish for each Participant the aggregate earned bonus amount (the “Bonus Amount”) for such Plan Year .  Final Bonus Amounts will vary based on the level of achievement measured against the pre-determined performance measures.  In no event may a bonus paid exceed the Bonus Target and any bonus paid in excess of the Bonus Amount may only be made in the case of death or disability during the Plan Year to the extent permissible under Code Section 162(m) and Code Section 409A.

4.             BONUS PAYMENT SCHEDULE

Bonus Amounts earned under the Plan will be paid as set forth below, but not before the Committee certifies in writing the extent to which the performance measures specified in the Plan (except to the extent permitted under Code Section 162(m) and provided in Section 6) were, in fact, satisfied.

Except as may be approved by the Committee in compliance with Code Section 162(m), each Participant must be employed full-time on the scheduled date of payment to receive that portion of the Bonus Amount.  A payment equal to fifty percent (50%) of a Participant’s Bonus Amount will be paid within 75 days following the end of the Plan Year in which the Bonus Amount was earned; a payment equal to twelve and a half percent (12.5%) of a Participant’s Bonus Amount, will be paid on each of the days that is 180, 270, 360 and 450 days after the end of the Plan Year.   Each payment under the Plan is deemed to be a separate payment for purposes of Section 409A of the Code.

5.      ADMINISTRATION OF THE PLAN

The Committee shall have full power to administer and interpret the Plan and, in its sole discretion, may establish or amend rules of general application for the administration of the Plan and may amend or terminate the Plan at any time.  All decisions of the Committee on any question concerning the selection of Participants and the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties. The Committee may rely on information, and consider recommendations, provided by the Board or the officers of the Company. The Plan is intended to comply with Code Section 162(m), and all provisions contained herein shall be limited, construed and interpreted in a manner to comply therewith. Payments under the Plan are intended to comply with or be excluded from the application of Code Section 409A, and, to the maximum extent permitted, this Plan shall be construed and interpreted to be in compliance therewith or exempt therefrom.

6.        PRO-RATED BONUS

The Committee, in its sole and absolute discretion and to the extent permitted under and in accordance with Code Section 162(m) and Code Section 409A, may, but is not required to make a full or pro-rated bonus payment to a Participant for a Plan Year in the event of the Participant’s death, disability, retirement, or termination of employment during the Plan Year or after the end of the Plan Year; provided, that payments shall only be made on the earlier of (i) the death or disability of the Participant or (ii)  the scheduled payment date as set forth above.

7.	NON-ASSIGNABILITY

No bonus under this Plan or payment thereof nor any right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company.   Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

8.	NO RIGHT TO EMPLOYMENT

Nothing in the Plan or in any notice of any bonus pursuant to the Plan shall confer upon any person the right to continue in the employment of the Company or one of its subsidiaries or affiliates nor affect the right of the Company or any of its subsidiaries or affiliates to terminate the employment of any person.

9.	AMENDMENT OR TERMINATION

The Company reserves the right in its Board (or a duly authorized committee thereof) to amend, suspend or terminate the Plan or to adopt a new plan in place of this Plan at any time; provided, however, that no such amendment shall, without the prior approval of the shareholders of the Company in accordance with the laws of the Commonwealth of Pennsylvania to the extent required under Code Section 162(m): (i) alter the performance measures as set forth in Section 3, or  (ii) implement any change to a provision of the Plan requiring shareholder approval in order for the Plan to comply with the requirements of Code Section 162(m). Furthermore, no amendment, suspension or termination shall, without the consent of the Participant, alter or impair a Participant’s right to receive payment of a bonus otherwise earned and payable hereunder.

10.	SEVERABILITY

In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

11.	WITHHOLDING AND REPORTING

The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state and/or local income or other taxes incurred by reason of payments pursuant to the Plan or to report any amounts paid or payable under this Plan.

12.	GOVERNING LAW

This Plan and any amendments thereto shall be construed, administered and governed in all respects in accordance with the laws of the Commonwealth of Pennsylvania (regardless of the law that might otherwise govern under applicable principles of conflict of laws).